EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement on Form S-1 of Oilsands Quest Inc., of our report dated July 29, 2009, except for Note 2(a) which is as of  September 10, 2009, on the consolidated statements of operations, comprehensive loss and cash flows for the year ended April 30, 2007 and the consolidated statements of stockholders’ equity for the period from inception on April 3, 1998 to April 30, 2007 of Oilsands Quest Inc., appearing in the current report on Form 8-K of Oilsands Quest Inc. filed on September 10, 2009.

We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/Pannell Kerr Forster

(Registered with the Public Company Accounting Oversight Board as “Smythe Ratcliffe”)

Chartered Accountants

Vancouver, Canada

March 10, 2010